Exhibit 99.4

Q3 2015 Earnings Prepared Comments
Jon Puckett, Celanese Corporation, Vice President, Investor Relations
Welcome to the Celanese Corporation third quarter 2015 financial results recording. The date of this recording is October 19, 2015. Please note that no portion of this presentation may be rebroadcast or reproduced in any form without the prior written consent of Celanese.
My name is Jon Puckett, Vice President of Investor Relations. Today you will be hearing from Mark Rohr, Chairman and Chief Executive Officer, and Chris Jensen, Senior Vice President and Chief Financial Officer.
The Celanese Corporation third quarter 2015 earnings release was distributed via business wire this afternoon and posted on our website, www.celanese.com, in the Investor Relations section. The slides referenced during this recording are also posted on our website. As a reminder, some of the matters discussed today and included in our presentations may include forward-looking statements concerning, for example, Celanese Corporation's future objectives and results. Please note the cautionary language contained in the posted slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our website in the Investor Relations section under Financial Information. The earnings release, presentation and non-GAAP reconciliations are being furnished to the SEC in a Current Report on Form 8-K.
Mark Rohr will provide some recent highlights, review our consolidated third quarter results, update our outlook for the remainder of 2015 and provide initial thoughts on 2016. Chris Jensen will then comment on our earnings on a year-over-year basis and will discuss our cash flow and taxes. I'd now like to turn it over to Mark.

Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Thanks Jon, and I'd like to welcome everyone listening in today.
Let's start by highlighting our most recent achievement, the successful start up of the methanol unit in Clear Lake, Texas. I can't overstate how proud I am of our team in Clear Lake and all those involved who helped us achieve this milestone. At 1.3 million tons it is the largest Methanol plant in the U.S. It's also the most efficient and we believe the most economical. The project was completed, commissioned and achieved full production rates in only 21 months at a low capital cost of less than $700 per ton. Meeting this aggressive timeline could not have occurred were it not for the teamwork of those on the ground to execute the plan while also overcoming unimaginable challenges like historic flooding and shortages in skilled labor. This strategic investment provides Celanese with certain supply of methanol at favorable producer economics and allows us to capture the ongoing economic benefit of low cost natural gas in the U.S.
Shifting to our consolidated third quarter results, we generated adjusted earnings per share of $1.50, which was the second highest third quarter earnings performance in our history. This result reflects the success we are having with our commercial models overcoming global challenges while also delivering on productivity initiatives. We generated segment income of $305 million in the quarter, and set a third quarter margin record of of 21.6 percent. This is really fantastic work. Margins were down 40 basis points sequentially, but increased 150 basis points on a year-over-year basis, driven by a 590 basis point improvement in Materials Solutions largely due to the success of our innovation pipeline. This performance more than offset a 320 basis point margin decline in the Acetyl Chain caused by the expiration of the advantaged long-term methanol contract, and weakness in the Chinese market.
In the quarter, we generated $173 million of operating cash flow and $101 million of free cash flow. Our business model continues to generate strong levels of cash and we are tracking towards delivering record free cash flow for the year. Looking forward, we expect our businesses to generate increasing amounts of free cash flow, as several large capex projects, like our natural gas boilers in Narrows, Virginia and the

Clear Lake methanol unit are completed. Our confidence in our ability to generate cash prompted us to return a record amount of cash to our shareholders in the quarter by repurchasing $420 million of stock; dividends for the quarter boosted the total cash return to $467 million this quarter. We also announced a $1 billion share repurchase authorization which we intend to execute over the next two years.
Moving on to Materials Solutions, core income was $211 million on revenue of $573 million. Margin was 36.8 percent, which is up 200 basis points sequentially and 590 basis points year-over-year. Advanced Engineered Materials generated $106 million of segment income on $326 million of revenue, producing a margin of 32.5 percent, an increase of 300 basis points sequentially and 870 basis points year-over-year. The base engineered materials business generated adjusted EBIT of $63 million, representing strong growth of 43 percent over the prior year. Engineered materials' volumes were down 5% sequentially driven by normal third quarter seasonality, as well as our our own selectivity, as we focused on prioritizing and commercializing the highest return projects. Our commercial teams were able to maintain pricing for the quarter in spite of competitive pressure, demonstrating the value of our polymers and applications expertise. Affiliate earnings were $43 million, an increase of $12 million sequentially, driven primarily by higher MTBE and methanol pricing in our IBN Sina affiliate.
During the quarter we continued having success building our pipeline of new products and applications. We launched over 200 new projects during the quarter, focusing on the highest value applications of our polymers. Let me just share one recent example in an auto application where we replaced stamped metal with a thermoplastic solution for an underbody shield application. This was a time sensitive and complicated project involving cross-functional teams spanning 3 countries, 5 Celanese sites and 3 tier suppliers. Our chemistry was an important aspect of this success, but you can see from the complexity it's also our global ability to rapidly bring engineering, applications and chemistry together that wins these key projects. Successes like this can also yield translation opportunities as we work with other customers around the globe. Year to date, we have launched over 700 new products, and we expect to be in the neighborhood of 900 new product launches for the year. Strong performance, and we believe measurably different performance versus others in the space.
In Consumer Specialties, segment income was flat sequentially at $105 million, on revenue of $247 million. Third quarter volume and price were consistent with second quarter levels, and margin was a record at 42.5 percent, as we continue our productivity actions.
In the Acetyl Chain, we continued to benefit from the flexibility of our value creation model and our global production network that provides us with unique optionality that is unmatched in the industry. We generated core income of $112 million on revenue of $872 million. Margin was 12.8 percent, down 220 basis points sequentially primarily due to higher U.S. methanol costs driven by the expiration of our advantaged long-term supply contract at the end of the second quarter. On a sequential basis, volumes declined 2 percent and pricing decreased 2 percent, driven by normal third quarter seasonality in some of the end markets that we serve, as well as continued muted demand in China.
Now let's look ahead to the full year. We expect continued momentum and earnings growth in the engineered materials space and broad based productivity initiatives to moderate seasonality and year-on-year headwinds like a lower Euro, reduced tow volumes, and weaker China demand. Saluting performance to-date, while also considering these ongoing headwinds, we are increasing our 2015 adjusted earnings outlook to $5.90 to $6.10 per share.
As we plan for next year, we remain focused on those things we can do to control our own destiny, ensure our success and to make ourselves as indifferent as possible to the marketplace noise. You may recall that as we began this year, we were faced with significant earnings headwinds like the expiration of our long-term methanol contract, a significantly weaker Euro, an uncertain Chinese economy and destocking in our cellulose derivatives business. Through the year Celanese has demonstrated an ability to overcome these headwinds and as outlined we expect to deliver record earnings and cash flow.

As we sit here today, a few of these challenges still remain. The Euro remains weak versus the U.S. Dollar and most expect it to decline further. Demand and currency trends in China are not expected to materially improve in the near term and may even deteriorate as capacity in most industries falls to levels never seen before. There is also evidence that the destocking activity in tow has not completely run its course. Our focus on new product introductions, productivity and capacity rationalization and execution will help us overcome these challenges and maintain our focus on double digit earnings growth over time. Let me share a few specifics.
In engineered materials, we expect our focus on customer intimacy and innovative application development to drive new products and earnings growth. For 2016, we have already targeted 1,100 new product launches. That's a 22% year-over-year improvement. In our cellulose derivatives business we are well positioned through numerous steps we are taking both in our production capacity rationalization and in the area of productivity to help offset destocking activity and keep 2016 earnings relatively constant with 2015 levels.
In the Acetyl Chain, our integrated global platform positions us well to manage the impacts of slower growth in China and a strong U.S. Dollar, and achieve moderate earnings growth across our chain. Complementing the above, we will continue to deliver productivity gains, having already identified over $50 million in opportunities for 2016 with more to come. Behind these proven strategies, our core business capabilities, our strong balance sheet and the proven cash generating power of our business, we are confident in our ability to overcome the noise and press double digit earnings growth in adjusted earnings per share. We look forward to adding more detail on our long-term growth strategy and earnings power at our upcoming investor day this November.

With that, I'll now turn it over to Chris.

Chris Jensen, Celanese Corporation, Chief Financial Officer
Thanks Mark.
Before I go into our year-over-year results, I would like to spend just a minute to describe how the start up of the methanol plant will impact our financials in the future, just so there is no confusion. We consolidate the 50/50 Fairway Methanol joint venture in our financial statements, so the fixed assets are around $800 million. The equity section of the balance sheet in turn shows roughly half of that amount as noncontrolling interest. On the income statement and cash flow statement, the impact from the consolidated joint venture itself will be small, because the venture is set up as a tolling entity and has minimal revenue and net income. The impact to Celanese earnings from the low cost methanol will be seen in our cost of sales.
Now I will review the year-over-year results for the third quarter. Adjusted earnings per share for the third quarter was $1.50, the second highest third quarter in our history, and 7 percent lower than the prior year quarter. Segment income was $305 million, or $50 million lower than the prior year, on net sales of $1.4 billion. We increased our segment income margin by 150 basis points year-over-year to 21.6 percent, driven by Materials Solutions which expanded margin by 590 basis points to 36.8 percent, as well as productivity actions across the company. Margin in the Acetyl Chain declined 320 basis points year-over-year, due largely to higher U.S. methanol costs as our advantaged long-term supply contract expired at the end of the second quarter.
Let me briefly discuss Other Activities, which was $18 million of expense in the quarter, $13 million lower than the prior year quarter. Other Activities is made up of various line items like corporate functional spend and global pension interest cost and expected asset returns. In the quarter, we saw the year-over-year benefit of our productivity actions, lower pension expense and positive foreign currency impacts on certain Euro denominated costs.

Moving to cash flow - the third quarter was another strong quarter of cash generation with $101 million of free cash flow, and we finished the quarter with $952 million of cash on hand. Based on our performance year to date, we would expect free cash flow of at least $600 million for 2015, which would be a second consecutive record performance. Net capital spending for the year should be in the range of $325 to $350 million, and we expect that to trend downward in 2016. During the quarter, we repurchased over 6.6 million shares, or roughly 4.3% of our outstanding share count, deploying $420 million of cash. This repurchase activity was funded with $75 million of balance sheet cash and $345 million in borrowings under our $900 million revolver, which we expect to repay early next year. Based on the confidence we have in our cash generating ability, we also obtained an additional $1 billion repurchase authorization which we intend to execute over the next two years.
Now briefly on taxes. The adjusted tax rate for the third quarter of 2015 was 18 percent compared to 21 percent in the third quarter of 2014. The lower rate was primarily attributable to the jurisdictional mix of our earnings during the quarter. Net cash taxes paid were $77 million in the third quarter compared with $30 million in the prior year quarter. The increase was mainly due to a one time $30 million settlement of an old legacy matter that was previously accrued. The effective U.S. GAAP tax rate for the third quarter was 33 percent compared to 26 percent in the prior year due to valuation allowance movements.

This concludes our prepared remarks and we look forward to discussing our results with you on our earnings call Tuesday morning. Thank you.

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